Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Chemical Corporation Announces First Quarter Earnings

First quarter 2010 highlights

•	Earnings significantly improved from year ago quarter and last quarter results.

•	Net sales increased 59% versus first quarter 2009 and 24% versus the previous quarter.

•	Olefins margins improved primarily due to increased domestic demand.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended March 31, 2010 of $17.6 million, or $0.27 per diluted share, on sales of $778.3 million. This represents an improvement in net income of $23.7 million from the quarter ended March 31, 2009 net loss of $6.1 million, or $0.09 per diluted share, on sales of $488.3 million. Sales for the first quarter of 2010 increased $290.0 million compared to the first quarter of 2009 due primarily to higher sales prices and sales volumes for most major products driven by higher feedstock prices and rising demand. Income from operations was $34.4 million for the first quarter of 2010 as compared to a loss from operations of $0.9 million for the first quarter of 2009. Income from operations in the first quarter of 2010 as compared to the first quarter of 2009 benefited from improved production rates, a 20.2% increase in sales volume and higher olefins margins. These increases were partially offset by lower caustic margins and an unscheduled outage caused by freezing temperatures at one of the Company’s ethylene units in Lake Charles in the first quarter of 2010. As a result of the Lake Charles outage, the Company lost 21 days of ethylene production and expensed repairs and unabsorbed fixed manufacturing costs of $6.9 million. The first quarter of 2009 was negatively impacted by an unscheduled outage at the Company’s Calvert City facility and a turnaround at an ethylene unit in Lake Charles.

First quarter 2010 earnings of $17.6 million, or $0.27 per diluted share, are an improvement over the $12.5 million, or $0.19 per diluted share, reported by the Company in the fourth quarter of 2009. First quarter 2010 sales of $778.3 million compare to sales of $630.0 million in the fourth quarter of 2009, an increase of $148.3 million. The increase in sales was largely due to higher sales prices for most of our major products and a 7.2% increase in sales volume. First quarter

2010 sales volumes benefited from continued strength in domestic polyethylene markets and seasonal increases in PVC resin and pipe sales volumes. First quarter 2010 income from operations of $34.4 million was an increase of $11.4 million over the income from operations in the fourth quarter of 2009 of $23.0 million. The increase in income from operations as compared to the fourth quarter of 2009 was primarily due to higher sales volume and prices, which were partially offset by an increase in feedstock costs and the unscheduled outage at one of the ethylene units at our Lake Charles facility.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a significant improvement in earnings in the first quarter of 2010 as sales volume improved, and we were able to implement price increases for most of our products in order to offset the increases in feedstock costs. We continue to see low producer and converter polyethylene inventories and a tight ethylene supply, which has resulted in improved Olefins margins. Although construction markets remain challenged, the Vinyls segment experienced higher seasonal sales volumes and improved operating rates, but margins remain under pressure. We are optimistic that we will see moderate growth in the U.S. economy in 2010. We will continue our conservative fiscal management of the Company while looking for opportunities to expand our business.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the first quarter of 2010 increased $11.5 million to $67.6 million from $56.1 million in the fourth quarter of 2009. EBITDA for the first quarter of 2010 increased $37.0 million compared to the EBITDA of $30.6 million in the first quarter of 2009. A reconciliation of EBITDA to reported net income (loss) and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Operating activities used cash of $55.1 million in the first quarter of 2010 primarily due to an increase in accounts receivable as a result of the increased product prices and sales volume. Capital expenditures for the first quarter of 2010 were $14.7 million. At March 31, 2010, the Company had $233.9 million of net debt. Net debt is long-term debt of $515.4 million less cash balances of $281.5 million ($96.2 million of the cash balances are restricted for qualifying investments).

OLEFINS SEGMENT

Income from operations increased by $42.1 million to $58.2 million in the first quarter of 2010 from $16.1 million in the first quarter of 2009. This increase was primarily due to a 57.6% increase in average sales prices, higher operating rates and a 17.3% increase in sales volume. These increases were partially offset by higher feedstock costs and the unscheduled outage at one of the ethylene units in Lake Charles. Sales volume benefited from low polyethylene inventories and increased domestic demand. Trading activity resulted in a gain of $0.5 million in the first quarter of 2010 as compared to a gain of $4.0 million in the first quarter of 2009. The first quarter of 2009 was negatively impacted by the turnaround at one of our ethylene units in Lake Charles.

The income from operations for the first quarter of 2010 for the Olefins segment of $58.2 million was an increase of $3.1 million from the $55.1 million reported in the fourth quarter of 2009. This increase was primarily due to increased polyethylene sales volume and margins in the first quarter of 2010 as compared to the fourth quarter of 2009.

VINYLS SEGMENT

The Vinyls segment incurred a loss from operations of $14.9 million in the first quarter of 2010 compared to a loss from operations of $15.4 million in the first quarter of 2009. Operating results benefited from a 25.8% increase in sales volume and higher operating rates driven largely by increased customer demand. These increases were mostly offset by lower caustic margins, resulting from a 66.7% decrease in industry caustic prices, and higher feedstock costs. The first quarter of 2009 was negatively impacted by the unscheduled outage at the Calvert City facility.

The Vinyls segment loss of $14.9 million in the first quarter of 2010 was an improvement as compared to the loss of $29.2 million in the fourth quarter of 2009. The improved results were primarily due to seasonal increases in sales volumes for PVC resin and PVC pipe and higher sales prices for major vinyls products as compared to the fourth quarter of 2009, which were partially offset by an increase in feedstock costs.

The statements in this release relating to matters that are not historical facts, including statements regarding the U.S. economy, cost control, financial management and opportunities to expand Westlake’s business, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC in February 2010.

In this release, Westlake refers to non-GAAP financial measures, EBITDA and net debt. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income (loss) and to cash flow from operating activities. The Company has presented net debt because management believes that net debt is helpful in analyzing leverage and uses it as a performance measure. Net debt should not be considered as an alternative to total debt determined in accordance with GAAP.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter 2010 results will be held Tuesday, May 4, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 730-5770, or (857) 350-1594 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 78777034.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Tuesday, May 11, 2010. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 59464821.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID =2974233 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands of dollars, except per share data and shares outstanding)

Net sales	$778,334	$488,251
Cost of sales	720,654	468,187

Gross profit	57,680	20,064

Selling, general and administrative expenses	23,251	20,967

Income (loss) from operations	34,429	(903)

Interest expense	(8,788)	(8,596)
Other income, net	1,094	2,477

Income (loss) before income taxes	26,735	(7,022)

Provision for (benefit from) income taxes	9,088	(947)

Net income (loss)	$17,647	$(6,075)

Basic and diluted earnings (loss) per share	$0.27	$(0.09)

Weighted average shares outstanding
Basic	66,038,045	65,797,273

Diluted	66,167,153	65,797,273

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$185,263	$245,592
Accounts receivable, net	405,288	339,796
Inventories, net	398,412	369,417
Other current assets	38,670	33,573

Total current assets	1,027,633	988,378
Property, plant and equipment, net	1,183,345	1,194,311
Restricted cash	96,220	101,149
Other assets, net	159,757	162,518

Total assets	$2,466,955	$2,446,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$289,664	$286,566
Long-term debt	515,420	515,400
Other liabilities	358,486	359,408

Total liabilities	1,163,570	1,161,374

Stockholders’ equity	1,303,385	1,284,982

Total liabilities and stockholders’ equity	$2,466,955	$2,446,356

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$17,647	$(6,075)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	32,028	28,987
Deferred income taxes	664	8,105
Other balance sheet changes	(105,417)	89,286

Net cash (used for) provided by operating activities	(55,078)	120,303

Cash flows from investing activities
Additions to property, plant and equipment	(14,719)	(32,792)
Acquisition of business	—	(6,297)
Proceeds from repayment of loan to affiliate	167	—
Settlements of derivative instruments	7,785	(1,352)

Net cash used for investing activities	(6,767)	(40,441)

Cash flows from financing activities
Proceeds from exercise of stock options	344	14
Dividends paid	(3,802)	(3,461)
Utilization of restricted cash	4,974	14,026
Capitalized debt issuance costs	—	(1,337)

Net cash provided by financing activities	1,516	9,242

Net (decrease) increase in cash and cash equivalents	(60,329)	89,104
Cash and cash equivalents at beginning of period	245,592	90,239

Cash and cash equivalents at end of period	$185,263	$179,343

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands of dollars)
Net external sales
Olefins	$565,024	$322,769
Vinyls	213,310	165,482

	$778,334	$488,251

Income (loss) from operations
Olefins	$58,245	$16,074
Vinyls	(14,926)	(15,381)
Corporate and other	(8,890)	(1,596)

	$34,429	$(903)

Depreciation and amortization
Olefins	$21,236	$19,724
Vinyls	10,645	9,188
Corporate and other	147	75

	$32,028	$28,987

Other income, net
Olefins	$38	$130
Vinyls	383	4
Corporate and other	673	2,343

	$1,094	$2,477

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME (LOSS) AND TO NET CASH

PROVIDED BY (USED FOR) OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2009	2010	2009
	(In thousands of dollars)

EBITDA	$56,068	$67,551	$30,561
Less:
Provision for (benefit from) income taxes	2,932	9,088	(947)
Interest expense	8,794	8,788	8,596
Depreciation and amortization	31,889	32,028	28,987

Net income (loss)	12,453	17,647	(6,075)
Changes in operating assets and liabilities	6,192	(73,389)	118,273
Deferred income taxes	3,421	664	8,105

Net cash provided by (used for) operating activities	$22,066	$(55,078)	$120,303

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2010 vs.		First Quarter 2010 vs.
	First Quarter 2009		Fourth Quarter 2009
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+57.6%	+17.3%	+18.0%	+4.5%
Vinyls	+3.1%	+25.8%	+11.7%	+14.6%
Company	+39.1%	+20.2%	+16.3%	+7.2%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 2009	June 2009	September 2009	December 2009	March 2010
Ethane (cents/lb)	12.0	14.5	15.9	22.3	24.7
Propane (cents/lb)	16.0	17.3	20.6	25.8	29.4
Ethylene (cents/lb) (2)	31.5	31.5	32.3	40.5	52.3
Polyethylene (cents/lb) (3)	65.0	68.0	72.3	75.0	86.3
Styrene (cents/lb) (4)	40.4	46.2	56.5	55.3	67.7
Caustic ($/ short ton) (5)	821.7	368.3	171.7	216.7	273.3
Chlorine ($/ short ton) (6)	175.0	204.2	388.3	385.0	311.7
PVC (cents/lb) (7)	45.7	48.5	54.5	56.7	66.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.